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                                                                   Exhibit 10(b)


               PREMIER PARKS AGREES TO BUY SIX FLAGS FROM TIME WARNER
                 ENTERTAINMENT AND BOSTON VENTURES FOR $1.9 BILLION

          Premier Becomes World's Largest Regional Theme Park Company

 -Time Warner Continues to Strengthen Balance Sheet Through Sale of Non-Core
                                    Assets-

New York, New York, Feb. 9, 1998 -- Premier Parks Inc. (NYSE:PKS) has entered into a definitive agreement with Time Warner Entertainment and an investor group led by Boston Ventures to acquire Six Flags, the largest regional theme park company in the U.S., for approximately $1.9 billion.

The transaction was announced today by Kieran E. Burke, Chairman and Chief Executive Officer of Premier Parks Inc. and Gerald M. Levin, Chairman and Chief Executive Officer of Time Warner Inc.

Under the terms of the agreement, Premier will acquire 100 percent of the equity of Six Flags for $965 million, including $765 million in cash and $200 million in convertible preferred stock of Premier. The Boston Ventures-led investment group currently owns 51 percent of the equity of Six Flags, with the remaining 49 percent owned by Time Warner Entertainment. Premier will assume a total of approximately $890 million of debt. As part of the transaction, the companies will enter into a long-term licensing agreement that gives Premier the exclusive theme park rights in the U.S. and Canada of all Warner Bros. and DC Comics animated cartoon and comic book characters (including BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN, and others). The Company plans to utilize the Six Flags brand name and the licensed characters at most of its existing parks. The transaction is expected to close in the second quarter.

"This is a transforming transaction for Premier, making us the world's largest regional theme park company" said Kieran Burke, Chairman and Chief Executive Officer of Premier. "With our single-business focus, proven operating expertise and the combined strengths of the Six Flags and Looney Tunes brands, we believe this transaction gives us an excellent platform for generating superior growth throughout our new and existing franchise."

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Time Warner's Chairman and Chief Executive Officer Gerald Levin said,
"Today's transaction advances our stated commitment to strengthen our balance sheet through the sale of non-core assets. We have created significant value for our shareholders through our investment in Six Flags, the country's finest regional theme parks. Now, Time Warner and its shareholders will continue to benefit through our long-term licensing agreement with Premier, under which Warner Bros. unique and diverse stable of characters and products will reach an audience approaching 40 million people--and more---each year, through both Six Flags and Premier's theme parks. We also expect that Six Flags will have even greater opportunities for growth as part of a focused theme park company whose management team has established a strong record of success.

"This transaction gives Premier Parks four key advantages: enhanced cash flow with the potential for further margin improvement; the great Six Flags brand name; the compelling appeal of the Looney Tunes and DC Comics characters; and significant economies of scale," Mr. Burke added. "Capitalizing on these advantages together with our proven marketing and operating strengths, we expect to generate significant growth by simultaneously increasing attendance and margins at our parks. We have demonstrated our ability to do this in previous acquisitions and we believe that we will continue to succeed."

Premier's purchase of Six Flags will give the Company combined 1997 revenues of over $900 million and attendance of approximately 40 million. The acquisition will extend Premier's national footprint to include 16 of the 25 largest metropolitan areas in the country, including 9 of the top 10.

Premier expects to finance the transaction with approximately $700 million of public equity and equity equivalents as well as public debt and bank financing. The Company is filing a registration statement with the SEC for the equity transactions. A portion of the proceeds from the offerings will be used for financing the transaction, with the remainder to be applied to the upgrade and expansion of the Premier Parks facilities. The Company and its affiliates also expect to file registration statements with the SEC for approximately $500 million of public debt.

The transaction is subject to certain closing conditions, including expiration of Hart-Scott-Rodino waiting periods and the consummation of Premier's equity offerings. Lehman Brothers has committed all of the debt financings necessary for the transaction. The transaction is not subject to shareholder approval.

Lehman Brothers and Allen & Company Inc. served as advisors to Premier in this transaction.


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Six Flags Entertainment Corp. operates 12 regional parks, including eight theme parks, three separate water parks and a wildlife safari park. Six Flags parks are located in major metropolitan areas including New York-Philadelphia, Los Angeles, Dallas, Houston, San Antonio, Chicago, Atlanta and St. Louis, and had 1997 attendance of more than 22 million visitors.

Premier Parks currently owns and operates 13 regional theme parks in the U.S. with 1997 attendance of 11 million. In December 1997 the Company entered into an agreement to acquire its first overseas parks, the 6 parks of Walibi S.A. in Belgium, The Netherlands and France. Walibi's 1997 attendance was approximately 3.5 million with US $70 million of revenue. The transaction, which is expected to close in March, provides Premier an excellent entry into the growing European theme park market.

Boston Ventures is a private investment management firm which focuses its investments on the communications, media and leisure time markets. Since its inception in 1983, Boston Ventures has raised investment capital totaling $2.0 billion and has made 41 investments in companies such as Continental Cablevision, Billboard Communications, News Corp., River City Broadcasting, Motown Records, National Law Publishing Company, Fidelity Ventures South America and others.

Time Warner Inc., the world's leading media and entertainment company, consists of four fundamental businesses: entertainment, cable networks, publishing and cable, with interests in filmed entertainment, television production, broadcasting, recorded music, music publishing, cable television programming, sports franchises, magazines, book publishing and cable television systems.

The equity securities subject to the registration statement described in this announcement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state.

This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act 1934, as amended. The forward-looking statements contained in this release are statements that involve risks and uncertainties, including, but not limited to, market demand, the effect of economic conditions, the result of financing efforts and other risks detailed in Premier's Securities and Exchange Commission filings.

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Contact:    Lissa Perlman, John Pekarsky, Eric Berman         Ed Adler
            Kakst and Company, for Premier Parks              Time Warner
            (212) 521-4800                                    (212) 484-6630



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